Wynn Resorts Limited Announces Sale of Subconcession for $900 million to Publishing and Broadcasting Limited

LAS VEGAS--(BUSINESS WIRE)--March 5, 2006--Wynn Resorts, Limited (Nasdaq: WYNN) announced today that Publishing and Broadcasting Limited (ASX: PBL) has signed an agreement to purchase a subconcession from Wynn Resorts in the Macau Special Administrative Region of the People's Republic of China for $900 million. The subconcession will allow PBL to own and operate hotel casino resorts in Macau SAR. This transaction is subject to Macau government approval.

"Because of our current focus in Macau, our Board of Directors decided that any decision we make must enhance the vitality and future of Macau," said Steve Wynn, Chairman and CEO of Wynn Resorts. "Making it possible for PBL to enter was a positive and dynamic step toward upgrading and expanding the quality of investment in Macau. What's good for Macau is good for Wynn Resorts. This transaction was appealing from a financial perspective and most importantly sets the stage for other activities done in conjunction with PBL in Asia and around the world."

"Macau remains one of the most dynamic gaming markets in the world and a subconcession allows PBL to actively participate in the extraordinary growth of the Macau market," said James Packer, Executive Chairman of PBL. "Our company has a long-standing relationship with Steve Wynn and this transaction will hopefully be the first of many. I value the relationship enormously."

Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. The company owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resort located on the Las Vegas Strip which opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. Wynn Resorts, Limited is currently constructing Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People's Republic of China. Wynn Macau is scheduled to open September 5, 2006

PBL is one of Australia's largest diversified media and entertainment groups. Its market capitalization of more than $11 billion places it among the top 25 companies listed on the Australian Stock Exchange. The group's core businesses are gaming and entertainment; television production and broadcasting; magazine publishing and distribution; and strategic investment in key digital media and entertainment businesses. PBL owns and operates two of Australia's leading gaming and entertainment complexes, Crown in Melbourne and Burswood in Perth. It also owns the highest rating free-to-air television network, the Nine Network, and the largest magazine publisher, ACP Magazines.

SOURCE: Wynn Resorts, Limited
CONTACT: Samanta Stewart, 702-770-7555